Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES FOURTH QUARTER AND FULL YEAR 2024 RESULTS

DALLAS - February 24, 2025-- Kosmos Energy Ltd. (“Kosmos” or the “Company”) (NYSE/LSE: KOS) announced today its financial and operating results for the fourth quarter of 2024. For the quarter, the Company generated a net loss of $7 million, or $0.01 per diluted share. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net loss(1) of $16 million, or $0.03 per diluted share for the fourth quarter of 2024.

FOURTH QUARTER 2024 HIGHLIGHTS

•Zero lost-time injuries or total recordable injuries in 2024

•Net Production(2): ~66,800 barrels of oil equivalent per day (boepd), with sales of ~65,700 boepd

•Revenues: $398 million, or $65.80 per boe (excluding the impact of derivative cash settlements)

•Production expense: $153 million ($19.39 per boe excluding $35.6 million of production expenses associated with the Greater Tortue Ahmeyim (GTA) liquefied natural gas (LNG) project)

•Capital expenditures: $117 million

•Achieved first gas production at the GTA LNG project in December; first LNG production achieved in February 2025

•Secured the Noble Venturer drilling rig for the 2025/2026 Jubilee drilling campaign; commenced a 4D seismic survey over Jubilee and TEN in January 2025

•~137% 2P reserve replacement ratio with year-end 2024 2P reserves of ~528 million barrels of oil equivalent (mmboe), representing a 22-year reserves-to-production ratio

•Maintained AAA rating with MSCI

Commenting on the Company’s 2024 performance, Chairman and Chief Executive Officer Andrew G. Inglis said: "In 2022, we set out a goal to materially grow production from several key projects across our portfolio. 2024 was a year of delivering those projects, with continued 2P reserve growth and production now increasing as the projects ramp up. With the end of this highly capital-intensive period for the company we will now prioritize the generation of free cash flow from our increased production base together with disciplined capital investment. Our forecast 2025 capex budget of $400 million is a reduction of over 50% from recent years.

Operationally, we were pleased to see first gas production at GTA at the end of 2024, followed earlier this month by first LNG production, two significant milestones for the project, its partners and the people of Mauritania and Senegal. The first cargo is currently being prepared for loading. GTA is a world-scale asset in the Kosmos portfolio and with the initial capital intensive phase complete, we can focus on delivering the full potential of the asset with significant room to grow production and cash flow.

In the Gulf of America, we expect production to further increase from the Winterfell 3&4 wells in the coming months and have been pleased by the production optimization projects undertaken during 2024. In Ghana, with the Jubilee 4D seismic and the upcoming infill drilling program, we expect to see production increasing. Jubilee is a world-class oil field and with the appropriate field management, sustained water injection and high facility reliability, the asset is capable of delivering strong production volumes for many years to come."

FINANCIAL UPDATE

The Company generated net cash provided by operating activities of approximately $176 million and free cash flow(1) of approximately $14 million in the fourth quarter.

Kosmos exited the fourth quarter of 2024 with approximately $2.8 billion of total long-term debt and approximately $2.7 billion of net debt(1) and available liquidity of approximately $535 million. The Company has minimal near-term debt maturities with only $250 million in 2026, which it intends to fund from free cash flow.

Net capital expenditure for the fourth quarter of 2024 was $117 million, slightly higher than guidance primarily due to higher startup costs associated with GTA. In 2025 capital expenditure is expected to be $400 million or below, more than 50% lower than the previous year as we prioritize cash generation through disciplined capital allocation. Additionally, as a part of this ongoing rigorous cost management, the Company is targeting a reduction in annual overhead of around $25 million by year-end 2025.

RESERVES UPDATE

At year-end 2024, Kosmos 2P reserves were approximately 530 million boe, representing a reserve replacement ratio of 137% and a 2P reserves-to-production ratio of approximately 22 years, demonstrating the longevity of the portfolio. The positive 2P reserve replacement was largely driven by upward revisions in Mauritania and Senegal. Kosmos 2P reserves do not include any recognition for the Tiberius and Yakaar-Teranga discoveries. Kosmos 1P reserves were approximately 250 million barrels of oil equivalent (boe), representing a 1P reserves to production ratio of around 11 years and a reserve replacement ratio of -11% driven primarily by annual production. Kosmos’ year-end reserves on all assets have been independently evaluated by Ryder Scott.

OPERATIONAL UPDATE

Production

Total net production(2) in the fourth quarter of 2024 averaged approximately 66,800 boepd. Production was below guidance primarily due to lower production at Jubilee (flagged by the operator in January) and the timing impact of new project startups. The Company exited the quarter in a net underlift position of approximately 0.2 million barrels. While these projects are close to completing their ramp-up within the next month, first quarter 2025 production is also impacted by planned shut-downs at Jubilee in Ghana and at the Devils Tower facility, which hosts Kodiak field, in the Gulf of America.

Ghana

Production in Ghana averaged approximately 38,600 boepd net in the fourth quarter of 2024. Kosmos lifted three cargos from Ghana during the quarter, in line with guidance.

At Jubilee (38.6% working interest), oil production in the fourth quarter averaged approximately 80,200 bopd gross with full year production averaging approximately 87,000 bopd gross. Fourth quarter production versus guidance was impacted by insufficient water injection and reliability, primarily related to power generation, and we are working with the operator to address these field management issues. To moderate decline ahead of the upcoming drilling campaign, a combination of high FPSO uptime, improved facility reliability and voidage replacement in excess of 100% are required, consistent with what has been delivered through the first two months of 2025.

The Noble Venturer rig has been contracted to drill two wells in 2025 and is expected to arrive in May. The two wells, one Jubilee producer and one Jubilee injector, are expected online in the third quarter of 2025. The rig will then undergo scheduled maintenance before returning for a planned four-well drilling campaign on Jubilee in 2026.

In the fourth quarter of 2024, Jubilee gas production net to Kosmos was approximately 5,700 boepd in line with expectations.

At TEN (20.4% working interest), oil production averaged approximately 17,800 bopd gross for the fourth quarter.

Gulf of America

Production in the Gulf of America averaged approximately 18,200 boepd net (~83% oil) during the fourth quarter with Winterfell shut in for most of the quarter due to previously communicated Winterfell-3 issues. The Winterfell 1&2 wells were brought back online in late-December. The rig contracted to drill the Winterfell-4 well starting later this quarter is currently being used for remediation of the Winterfell-3 well. Winterfell-3 is expected online later this quarter with Winterfell-4 expected online in the third quarter.

On Tiberius, Kosmos continues to progress the development and expects to complete a farm down of the field around the time of project sanction.

Kosmos has an attractive portfolio of infrastructure-led exploration (ILX) opportunities that we will high-grade through 2025.

Equatorial Guinea

Production in Equatorial Guinea averaged approximately 28,500 bopd gross and 10,000 bopd net in the fourth quarter. Kosmos lifted one cargo from Equatorial Guinea during the quarter, in line with guidance. The Noble Venturer rig successfully completed the infill drilling campaign with both wells now online.

The drilling campaign also included drilling of the S-6 “Akeng Deep” ILX prospect in Block S offshore Equatorial Guinea in the fourth quarter of 2024. The well was drilled to a total vertical depth of approximately 13,225 feet (~4030 meters) and encountered sub-commercial quantities of hydrocarbons. Kosmos recorded $28 million of exploration expense related to the well in the fourth quarter and the well has now been plugged and abandoned. Kosmos also wrote off $37.2 million of exploration expense off related to the Asam discovery in Block S offshore Equatorial Guinea which was successfully drilled in 2019, but is now not expected to be developed in the near-term.

Mauritania and Senegal

The GTA LNG project achieved first gas production during the fourth quarter, a significant milestone for the project partners and the governments and people of Mauritania and Senegal, establishing a new LNG production hub in the Atlantic basin.

Post quarter-end, the project achieved first LNG production, another key milestone, which is when Kosmos will now start to recognize entitlement production. The first LNG cargo is expected later this quarter, with an LNG tanker currently standing by the Hub Terminal ready for loading. Loading the first cargo is when the partnership will start to recognize revenue from the project.

In addition, the partnership is working collaboratively to prioritize both the low-cost brownfield expansion of the development to fully utilize the existing infrastructure, and future cost optimization for the first phase of GTA with the near-term focus on the re-financing of the FPSO leaseback arrangement.

(1) A Non-GAAP measure, see attached reconciliation of non-GAAP measure.
(2) Production means net entitlement volumes. In Ghana and Equatorial Guinea, this means those volumes net to Kosmos' working interest or participating interest and net of royalty or production sharing contract effect. In the Gulf of America, this means those volumes net to Kosmos' working interest and net of royalty.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss fourth quarter 2024 financial and operating results today, February 24, 2025, at 10:00 a.m. Central time (11:00 a.m. Eastern time). The live webcast of the event can be accessed on the Investors page of Kosmos’ website at http://investors.kosmosenergy.com/investor-events. The dial-in telephone number for the call is +1-877-407-0784. Callers in the United Kingdom should call 0800 756 3429. Callers outside the United States should dial +1-201-689-8560. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos Energy is a leading deepwater exploration and production company focused on meeting the world’s growing demand for energy. We have diversified oil and gas production from assets offshore Ghana, Equatorial Guinea, Mauritania, Senegal and the Gulf of America (formerly the U.S. Gulf of Mexico). Additionally, in the proven basins where we operate we are advancing high-quality development opportunities, which have come from our exploration success. Kosmos is listed on the NYSE and LSE and is traded under the ticker symbol KOS. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos Sustainability Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as Net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) debt modifications and extinguishments, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. The Company defines Adjusted net income (loss) as Net income (loss) adjusted for certain items that impact the comparability of results. The Company defines free cash flow as net cash provided by operating activities less Oil and gas assets, Other property, and certain other items that may affect the comparability of results and excludes non-recurring activity such as acquisitions, divestitures and National Oil Company ("NOC") financing. NOC financing refers to the amounts funded by Kosmos under the Carry Advance Agreements that the Company has in place with the national oil companies of each of Mauritania and Senegal related to the financing of the respective national oil companies’ share of certain development costs at Greater Tortue Ahmeyim. The Company defines net debt as total long-term debt less cash and cash equivalents and total restricted cash.

We believe that EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, Net debt and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt as presented by us may not be comparable to similarly titled measures of other companies.

This release also contains certain forward-looking non-GAAP financial measures, including free cash flow. Due to the forward-looking nature of the aforementioned non-GAAP financial measures, management cannot reliably or reasonably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in working capital. Accordingly, we are unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from these non-GAAP measures in future periods could be significant.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

###

Kosmos Energy Ltd.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenues and other income:
Oil and gas revenue	$397,561	$507,765	$1,675,358	$1,701,608
Gain on sale of assets	—	—	—	—
Other income, net	95	42	204	(73)
Total revenues and other income	397,656	507,807	1,675,562	1,701,535

Costs and expenses:
Oil and gas production	152,692	103,800	530,514	390,097
Exploration expenses	79,915	8,973	119,907	42,278
General and administrative	23,431	21,801	100,155	99,532
Depletion, depreciation and amortization	145,024	113,293	456,774	444,927
Impairment of long-lived assets	—	222,278	—	222,278
Interest and other financing costs, net	12,759	21,525	88,598	95,904
Derivatives, net	6,383	(31,034)	12,099	11,128
Other expenses, net	11,285	5,792	17,703	23,656
Total costs and expenses	431,489	466,428	1,325,750	1,329,800

Income (loss) before income taxes	(33,833)	41,379	349,812	371,735
Income tax expense (benefit)	(27,254)	19,698	159,961	158,215
Net income (loss)	$(6,579)	$21,681	$189,851	$213,520

Net income (loss) per share:
Basic	$(0.01)	$0.05	$0.40	$0.46
Diluted	$(0.01)	$0.04	$0.40	$0.44

Weighted average number of shares used to compute net income (loss) per share:
Basic	471,894	460,129	470,844	459,641
Diluted	471,894	483,252	476,691	481,070

Kosmos Energy Ltd.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	December 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$84,972	$95,345
Receivables, net	164,959	120,733
Other current assets	196,201	206,635
Total current assets	446,132	422,713

Property and equipment, net	4,444,221	4,160,229
Other non-current assets	418,635	355,192
Total assets	$5,308,988	$4,938,134

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$349,994	$248,912
Accrued liabilities	244,954	302,815
Other current liabilities	—	3,103
Total current liabilities	594,948	554,830

Long-term liabilities:
Long-term debt, net	2,744,712	2,390,914
Deferred tax liabilities	313,433	363,918
Other non-current liabilities	455,471	596,135
Total long-term liabilities	3,513,616	3,350,967

Total stockholders’ equity	1,200,424	1,032,337
Total liabilities and stockholders’ equity	$5,308,988	$4,938,134

Kosmos Energy Ltd.
Condensed Consolidated Statements of Cash Flow
(In thousands, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2024	2023	2024	2023
Operating activities:
Net income (loss)	$(6,579)	$21,681	$189,851	$213,520
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization (including deferred financing costs)	146,919	115,671	465,483	454,848
Deferred income taxes	(63,454)	(70,079)	(52,174)	(107,560)
Unsuccessful well costs and leasehold impairments	70,617	(36)	74,489	2,208
Impairment of long-lived assets	—	222,278	—	222,278
Change in fair value of derivatives	2,939	(24,118)	14,747	28,349
Cash settlements on derivatives, net(1)	(4,898)	(10,948)	(19,652)	(32,426)
Equity-based compensation	10,102	10,915	37,951	42,693
Debt modifications and extinguishments	379	—	25,173	1,503
Other	(1,609)	3,162	(13,735)	5,709
Changes in assets and liabilities:
Net changes in working capital	21,331	25,250	(43,884)	(65,952)
Net cash provided by operating activities	175,747	293,776	678,249	765,170

Investing activities
Oil and gas assets	(161,421)	(320,689)	(933,659)	(932,603)
Notes receivable and other investing activities	(29,822)	(15,615)	(32,397)	(62,247)
Net cash used in investing activities	(191,243)	(336,304)	(966,056)	(994,850)

Financing activities:
Borrowings under long-term debt	50,000	—	325,000	300,000
Payments on long-term debt	—	—	(350,000)	(145,000)
Net proceeds from issuance of senior notes	—	—	885,285	—
Purchase of capped call transactions	—	—	(49,800)	—
Repurchase of senior notes	—	—	(499,515)	—
Dividends	—	—	—	(166)
Other financing costs	(1,113)	(869)	(36,647)	(13,214)
Net cash provided by (used in) financing activities	48,887	(869)	274,323	141,620

Net increase (decrease) in cash, cash equivalents and restricted cash	33,391	(43,397)	(13,484)	(88,060)
Cash, cash equivalents and restricted cash at beginning of period	51,886	142,158	98,761	186,821
Cash, cash equivalents and restricted cash at end of period	$85,277	$98,761	$85,277	$98,761

(1)Cash settlements on commodity hedges were $(2.5) million and $(4.1) million for the three months ended December 31, 2024 and 2023, respectively, and $(12.5) million and $(16.4) million for the years ended December 31, 2024 and 2023, respectively.

Kosmos Energy Ltd.
EBITDAX
(In thousands, unaudited)

	Three Months Ended		Years ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net income (loss)	$(6,579)	$21,681	$189,851	$213,520
Exploration expenses	79,915	8,973	119,907	42,278
Depletion, depreciation and amortization	145,024	113,293	456,774	444,927
Impairment of long-lived assets	—	222,278	—	222,278
Equity-based compensation	10,102	10,915	37,951	42,693
Derivatives, net	6,383	(31,034)	12,099	11,128
Cash settlements on commodity derivatives	(2,532)	(4,105)	(12,488)	(16,448)
Other expenses, net(1)	11,285	5,792	17,703	23,656
Interest and other financing costs, net	12,759	21,525	88,598	95,904
Income tax expense (benefit)	(27,254)	19,698	159,961	158,215
EBITDAX	$229,103	$389,016	$1,070,356	$1,238,151

(1)Commencing in the first quarter of 2023, the Company combined the lines for "Restructuring and other" and "Other, net" in its presentation of EBITDAX into a single line titled "Other expenses, net."

The following table presents our net debt as of December 31, 2024 and December 31, 2023:

	December 31,	December 31,
	2024	2023
Total long-term debt	$2,800,274	$2,425,000
Cash and cash equivalents	84,972	95,345
Total restricted cash	305	3,416
Net debt	$2,714,997	$2,326,239

Kosmos Energy Ltd.
Adjusted Net Income (Loss)
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net income (loss)	$(6,579)	$21,681	$189,851	$213,520

Derivatives, net	6,383	(31,034)	12,099	11,128
Cash settlements on commodity derivatives	(2,532)	(4,105)	(12,488)	(16,448)
Impairment of long-lived assets	—	222,278	—	222,278
Other, net(2)	8,178	5,744	14,070	23,598
Impairment of suspended well costs	37,175	—	37,175	—
Debt modifications and extinguishments	379	—	25,173	1,503
Total selected items before tax	49,583	192,883	76,029	242,059

Income tax (expense) benefit on adjustments(1)	(2,291)	(65,763)	(22)	(75,608)
Impact of valuation adjustments and other tax items	(56,295)	—	(64,258)	—
Adjusted net income (loss)	$(15,582)	148,801	201,600	379,971

Net income (loss) per diluted share	$(0.01)	$0.04	$0.40	$0.44

Derivatives, net	0.01	(0.06)	0.03	0.02
Cash settlements on commodity derivatives	(0.01)	(0.01)	(0.03)	(0.03)
Impairment of long-lived assets	—	0.46	—	0.46
Other, net(2)	0.03	0.01	0.03	0.05
Impairment of suspended well costs	0.08	—	0.08	—
Debt modifications and extinguishments	—	—	0.05	—
Total selected items before tax	0.11	0.40	0.16	0.50

Income tax (expense) benefit on adjustments(1)	—	(0.13)	—	(0.15)
Impact of valuation adjustments and other tax items	(0.13)	—	(0.14)	—
Adjusted net income (loss) per diluted share	$(0.03)	$0.31	$0.42	$0.79

Weighted average number of diluted shares	471,894	483,252	476,691	481,070

(1)Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rates for the U.S. and Ghana/Equatorial Guinea are 21% and 35%, respectively.
(2)Commencing in the first quarter of 2023, the Company combined the lines for "Restructuring and other" and "Other, net" in its presentation of Adjusted net income into a single line titled "Other, net."

Kosmos Energy Ltd.
Free Cash Flow
(In thousands, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2024	2023	2024	2023
Reconciliation of free cash flow:
Net cash provided by operating activities	$175,747	$293,776	$678,249	$765,170
Net cash used for oil and gas assets - base business	(85,921)	(204,177)	(469,747)	(541,665)
Base business free cash flow	89,826	89,599	208,502	223,505
Net cash used for oil and gas assets - Mauritania/Senegal	(75,500)	(116,512)	(463,912)	(390,938)
Free cash flow	$14,326	$(26,913)	$(255,410)	$(167,433)

Kosmos Energy Ltd.
Operational Summary
(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net Volume Sold
Oil (MMBbl)	5.238	5.937	20.472	20.385
Gas (MMcf)	4.189	4.155	16.180	13.737
NGL (MMBbl)	0.106	0.083	0.338	0.382
Total (MMBoe)	6.042	6.713	23.507	23.057
Total (Mboepd)	65.676	72.962	64.226	63.168

Revenue
Oil sales	$380,397	$491,438	$1,611,169	$1,658,421
Gas sales	15,025	14,793	57,243	35,307
NGL sales	2,139	1,534	6,946	7,880
Total oil and gas revenue	397,561	507,765	1,675,358	1,701,608
Cash settlements on commodity derivatives	(2,532)	(4,105)	(12,488)	(16,448)
Realized revenue	$395,029	$503,660	$1,662,870	$1,685,160

Oil and Gas Production Costs	$152,692	$103,800	$530,514	$390,097

Sales per Bbl/Mcf/Boe
Average oil sales price per Bbl	$72.62	$82.78	$78.70	$81.35
Average gas sales price per Mcf	3.59	3.56	3.54	2.57
Average NGL sales price per Bbl	20.18	18.48	20.55	20.61
Average total sales price per Boe	65.80	75.64	71.27	73.80
Cash settlements on commodity derivatives per Boe	(0.42)	(0.61)	(0.53)	(0.71)
Realized revenue per Boe	65.38	75.03	70.74	73.09

Oil and gas production costs per Boe	$25.27	$15.46	$22.57	$16.92

(1)Cash settlements on commodity derivatives are only related to Kosmos and are calculated on a per barrel basis using Kosmos' Net Oil Volumes Sold.

Kosmos was underlifted by approximately 0.2 million barrels as of December 31, 2024.

Kosmos Energy Ltd.
Hedging Summary
As of December 31, 2024(1)
(Unaudited)

			Weighted Average Price per Bbl

	Index	MBbl	Swap	Floor(2)	Ceiling
2025:
Two-way collars 1H25 (3)	Dated Brent	2,000	$—	$70.00	$85.00
Swaps 1H25	Dated Brent	2,000	75.48	—	—
Two-way collars FY25	Dated Brent	2,000	—	70.00	85.00
Three-way collars FY25	Dated Brent	2,000	—	70.00	85.00

(1)Please see the Company’s filed 10-K for additional disclosure on hedging material. Includes hedging position as of December 31, 2024 and hedges put in place through filing date.
(2)“Floor” represents floor price for collars and strike price for purchased puts.
(3)We entered into Dated Brent call spread contracts with a purchased price of $95.00 per barrel and a sold price of $85.00 per barrel for 2.0 MMBbl, effectively reducing the ceiling on our 1H25 two-way collars to $85.00 per barrel.

2025 Guidance

	1Q 2025	FY 2025 Guidance

Production(1,2,3)	62,000 - 66,000 boe per day	70,000 - 80,000 boe per day

Opex(4)	$23.00 - $25.00 per boe	$18.00 - $20.00 per boe

DD&A	$25.00 - $27.00 per boe	$22.00 - $24.00 per boe

G&A(~65% cash)	~$25 million	$80 - $100 million

Exploration Expense(5)	~$10 million	$25 - $45 million

Net Interest Expense	~$45 million	$180 - $200 million

Tax	$3.00 - $5.00 per boe	$6.00 - $8.00 per boe

Capital Expenditure	$100 - $120 million	<$400 million

Note: Ghana / Equatorial Guinea / Mauritania & Senegal revenue calculated by number of cargos.
(1)1Q 2025 net cargo forecast – Ghana: 2 cargos / Equatorial Guinea: 0.5 cargo. FY 2025 Ghana: 11-12 cargos / Equatorial Guinea 3.5 cargos. Average cargo sizes 950,000 barrels of oil.
(2)1Q 2025 gross cargo forecast - Mauritania &| Senegal: 2 cargos. FY 2025: 20-25 cargos. Average cargo size ~170,000 m3 with Kosmos NRI of ~24%. 1Q 2025 cargo sizes likely impacted by project commissioning.
(3)Gulf of America Production: 1Q 2025 forecast 16,500 - 18,500 boe per day. FY 2025: 17,000-20,000 boe per day. Oil/Gas/NGL split for 2025: ~84%/~10%/~6%.
(4)FY 2025 opex excludes operating costs associated with GTA, which are expected to total approximately $225 - $245 million net ($45 - $65 million in 1Q 2025). These values include cost associated with the FPSO lease which total approximately $60 million FY 2025 and $15 million 1Q 2025.
(5)Excludes leasehold impairments and dry hole costs

Source: Kosmos Energy Ltd.

Investor Relations
Jamie Buckland
+44 (0) 203 954 2831
jbuckland@kosmosenergy.com

Media Relations
Thomas Golembeski
+1-214-445-9674
tgolembeski@kosmosenergy.com